EXHIBIT 99.1

Meridian Resource Reports Fourth Quarter and Full-Year 2009 Financial Results

HOUSTON, April 15, 2010 (GLOBE NEWSWIRE) -- The Meridian Resource Corporation (NYSE:TMR) today announced fourth-quarter and full-year 2009 financial results.

A summary of the fourth quarter's financial results are:

  Discretionary Cash Flow totaled $2.8 million

  Production totaled 2.8 Bcfe, or 30 Mmcfe per day

  Average prices of $5.51 per Mcf, and $70.96 per barrel

  Oil and Natural Gas Revenues totaled $22.5 million

  Lease Operating Expense totaled $4.7 million

  Depletion and Depreciation totaled $7.9 million

  General & Administrative Expense totaled $5.9 million

Discretionary Cash Flow

Discretionary cash flow for the fourth quarter of 2009 was $2.8 million, compared to $15.5 million for the fourth quarter of 2008. The difference between the two quarterly periods is due primarily to lower realized prices combined with lower production levels. For full year 2009, discretionary cash flow was $30.0 million, compared to $81.6 million for the full year 2008. The difference between the two annual periods is primarily due to lower commodity prices, and lower production volumes, which reduced revenues by a combined $59.4 million. These reductions in cash flow were partially offset by reduced cash-based operating expenses, severance taxes, general and administrative expenses, and hurricane damage repair expense. The remainder of the decrease in discretionary cash flow is due to changes in working capital account balances. The cash outflow from these working capital accounts primarily reflects the paydown in 2009 of obligations to vendors and joint interest partners as the Company decreased its drilling and other capital expenditures and established a lower base of payables related to operations.

Production Volumes

Production volumes for the fourth quarter of 2009 totaled 2.8 Bcfe, or 30.0 Mmcfe per day compared to 3.5 Bcfe, or 38.3 Mmcfe per day for the fourth quarter of 2008. The difference between the two quarterly periods is due to natural production declines offset in part by new production that was brought on in East Texas during the first quarter of 2009 and additional recompletions that were performed in the Weeks Island field. Annual production volumes were 12.6 Bcfe, or 34.4 Mmcfe per day, for full year 2009 compared to 13.9 Bcfe, or 38.1 Mmcfe per day, for full year 2008. The difference between the two annual periods is also due to natural production declines offset in part by new production brought on in East Texas and Weeks Island. The Company has been able to maintain a decent level of production despite minimal capital expenditures.

Oil and Natural Gas Revenues

Oil and natural gas revenues for the fourth quarter of 2009 totaled $22.5 million compared to total oil and gas revenues of $26.8 million for the fourth quarter of 2008. The difference between the two quarterly periods is due primarily to previously discussed lower production levels. Average realized natural gas and crude oil prices (including the effect of hedging) between the two quarterly periods were $5.51 per Mcf and $70.96 per barrel (Q4-09) and $6.85 per Mcf and $53.47 per barrel (Q4-08), respectively. Total annual oil and gas revenues were $89.2 million for full year 2009, compared to $148.6 million for full year 2008. Average realized natural gas and crude oil prices (including the effect of hedging) between the two annual periods were $5.30 per Mcf and $59.02 per barrel (2009) and $9.07 per Mcf and $83.18 per barrel (2008), respectively.

Lease Operating Expenses

Lease operating expenses for the fourth quarter of 2009 were $4.7 million, a decrease of $0.4 million or 8% compared to $5.1 million for the fourth quarter of 2008. Lease operating expenses for full year 2009 were $17.6 million, compared to $24.3 million in full year 2008. On a unit basis, lease operating expenses decreased $0.34 per Mcfe to $1.40 per Mcfe for the year 2009 from $1.74 per Mcfe for the year 2008. Lease operating expenses decreased between the periods primarily due to reduced labor costs, salt water disposal fees, fuel and compression charges, platform facilities charges and lower insurance costs. The decrease in the per Mcfe rate was attributable to the reduced expenses partially offset by lower production in 2009.

Depletion and Depreciation

Depletion and depreciation for the fourth quarter of 2009 was $7.9 million, compared to $20.6 million for the fourth quarter of 2008. For full year 2009, depletion and depreciation totaled $37.1 million, a decrease of $35 million, or 49%, compared to $72.1 million for full year 2008. The difference between the two quarterly and annual periods is due primarily to a decrease in the rate per unit produced, and secondarily to a 10% decrease in production volumes in 2009 compared to 2008. This decrease in rate was caused by the reduction in the carrying value of oil and natural gas properties which resulted from the significant impairment write-downs to oil and natural gas properties recorded in December 2008 and March 2009. On a unit basis, depletion and depreciation expenses decreased to $2.96 per Mcfe for 2009, compared to $5.16 per Mcfe for 2008.

General and Administrative Expenses

Gross general and administrative expenses (both capitalized and expensed cost) for the fourth quarter of 2009 were $5.9 million compared to $8.0 million for the fourth quarter of 2008, a decrease of $2.1 million or 26%. Net expenses (excluding capitalized costs) were $5.9 million compared to $3.8 million for the fourth quarter of 2008. For full year 2009, gross general and administrative expenses were $20.7 million compared to $36.5 million for 2008, a decrease of $15.8 million, or 43%. Net expenses (excluding capitalized costs) decreased $1.0 million (5%) to $18.1 million in 2009 compared to $19.1 million for the year 2008. The difference in net general and administrative expenses was primarily due to reduced headcount in the office and other successful cost cutting measures. The savings gained were offset in part by increased legal and professional fees, primarily related to the negotiation of forbearance agreements with various creditors, and to management's ongoing efforts to locate a suitable candidate for a strategic transaction such as the proposed merger with Alta Mesa. However, net general and administrative expense was also impacted by the decision to cease capitalizing such expenses to the full cost pool after the first quarter of 2009, based on reduced exploration and development activity.

Interest Expense

Interest expense for the fourth quarter of 2009 was $2.5 million compared to $1.5 million for the fourth quarter of 2008. For the full year of 2009, interest expense totaled $8.5 million compared to $5.4 million for the full year of 2008. The difference between the two annual periods is due primarily to forbearance fees, which are included in the expense in 2009, and increased interest rates during 2009. Interest rates on both the Credit Facility debt and the rig note increased under the terms of those agreements, which allow such increases when the Company is in default. The increase in rates was partially offset by lower debt balances.

Net Income / (Loss)

Meridian recorded a net loss in the fourth quarter 2009 of $9.4 million or $0.10 per share compared to net loss of $215 million, or $2.33 per share for the fourth quarter of 2008. For full year 2009, the Company reported a net loss of $72.6 million, or $0.79 per diluted common share, compared to net loss of $209.9 million, or $2.30 per diluted common share, for full year 2008. During 2009, the Company was required to recognize a non-cash impairment charge totaling $63.5 million. Excluding the impact of the non-cash impairment, for the year, the Company would have reported an after tax net loss of $9.1 million, or $0.10 per share. The effect of this write-down is projected to result in a decrease in the Company's anticipated future depletion rate.

Non-GAAP Financial Measure

In this press release, we refer to a non-GAAP financial measure called "discretionary cash flow." As used herein, discretionary cash flow represents net cash provided by operating activities prepared in accordance with GAAP adjusted for net changes in working capital accounts. Management believes this measure is a financial indicator of our Company's ability to internally fund capital expenditures and service outstanding debt. Management also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities, as defined by GAAP. Discretionary cash flow per share is calculated by dividing discretionary cash flow by the fully diluted weighted average shares outstanding.

The Meridian Resource Corporation is an independent oil and natural gas company that explores for, acquires and develops oil and natural gas properties. Through its wholly owned subsidiaries, Meridian holds interests primarily in the onshore oil and natural gas regions of south Louisiana and Texas and offshore in the Gulf of Mexico.

Safe Harbor Statement and Disclaimer

Statements identified by the words "expects," "projects," "plans," and certain of the other foregoing statements may be deemed "forward‑looking statements." Although Meridian believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of oil and natural gas wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in oil and natural gas drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and gas prices. These and other risks are described in the Company's documents and reports, available from the U.S. Securities and Exchange Commission, including the report filed on Form 10-K for the year ended December 31, 2008.

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THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
SUMMARY OPERATIONS DATA
(In thousands, except prices and per share data)
(Unaudited)

	Q4-09	Q4-08
	Three Months Ended		Twelve Months Ended
	Dec. 31, 2009	Dec. 31, 2008	Dec. 31, 2009	Dec. 31, 2008
Production:
Oil (Mbbl)	191	219	834	765
Natural Gas (Mmcf)	1,613	2,210	7,549	9,369
Mmcfe	2,759	3,522	12,551	13,958
Mmcfe (Daily Rate)	30.0	38.3	34.4	38.1

Average Prices:
Oil (per Bbl)	$70.96	$53.47	$59.02	$83.18
Natural Gas (per Mcf)	5.51	6.85	5.3	9.07
Per Mcfe	8.15	7.62	7.11	10.65

Oil and Natural Gas Revenues	$22,476	$26,846	$89,245	$148,634
Lease Operating Expenses	4,667	5,129	17,550	24,280
Per Mcfe	1.69	1.46	1.40	1.74
Depletion and Depreciation	7,880	20,574	37,102	72,072
Per Mcfe	2.86	5.84	2.96	5.16
Severance and Ad Valorem Taxes	1,158	1,602	6,696	9,727
Per Mcfe	0.42	0.45	0.53	0.70
General and Administrative Expense	5,946	3,829	18,121	19,063
Per Mcfe	2.16	1.09	1.44	1.37
Interest Expense	2,476	1,486	8,486	5,408
Per Mcfe	0.90	0.42	0.68	0.39

Discretionary Cash Flow (1)	$2,758	$15,540	$30,170	$81,571
Per Mcfe	1.00	4.41	2.40	5.84

Net (Loss) Applicable to	($9,445)	($214,987)	($72,636)	($209,886)
Common Stockholders

Loss Per Common Share (Basic)	($0.10)	($2.33)	($0.79)	($2.30)
Loss Per Common Share (Diluted)	($0.10)	($2.33)	($0.79)	($2.30)

(1) See accompanying table for a reconciliation of discretionary cash flow to net cash provided by operating activities as defined by GAAP.

THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share, Unaudited)

	Q4-09	Q4-08
	Three Months Ended		Twelve Months Ended
	Dec. 31, 2009	Dec. 31, 2008	Dec. 31, 2009	Dec. 31, 2008
Revenues:
Oil and natural gas	$22,476	$26,846	$89,245	$148,634
Interest and other	1	152	9	531
Total revenues	22,477	26,998	89,254	149,165

Operating costs and expenses:
Oil and natural gas operating	4,667	5,129	17,550	24,280
Severance and ad valorem taxes	1,158	1,602	6,696	9,727
Depletion and depreciation	7,880	20,574	37,102	72,072
General and administrative	5,946	3,829	18,121	19,063
Accretion expense	510	484	2,083	2,064
Contract settlement	4,223	--	4,223	9,894
Rig Expense	1,226	--	4,254	--
Hurricane damage repairs	--	--	--	1,462
Impairment of long-lived assets	3,956	223,543	63,495	223,543
Total operating costs and expenses	29,566	255,161	153,524	362,105

Earnings before interest and income taxes	(7,089)	(228,163)	(64,270)	(212,940)

Other expenses:
Interest expense	2,476	1,486	8,486	5,408
Taxes on income:
Current	(120)	(303)	(120)	(269)
Deferred	--	(14,359)	--	(8,193)
Net (Loss) applicable to common stockholders	($9,445)	($214,987)	($72,636)	($209,886)

Net (Loss) per share:
- Basic	($0.10)	($2.33)	($0.79)	($2.30)
- Diluted	($0.10)	($2.33)	($0.79)	($2.30)

Weighted average common shares outstanding:
- Basic	92,476	92,414	92,465	91,382
- Diluted	92,476	92,414	92,465	91,382

THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	Dec. 31, 2009	Dec. 31, 2008
ASSETS	(unaudited)

Cash and cash equivalents	$5,308	$13,354
Restricted cash	--	9,971
Other current assets	14,380	28,719
Total current assets	19,688	52,044

Property, equipment and other assets	163,442	252,531
Total assets	$183,130	$304,575

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities	$119,913	$161,296

Long-term debt, net of current maturities	--	--

Other liabilities	22,473	20,768

Common stockholders' equity	40,744	122,511
Total liabilities and stockholders' equity	$183,130	$304,575

THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL DISCLOSURE OF NON-GAAP FINANCIAL MEASURES
(In thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	Dec. 31, 2009	Dec. 31, 2008	Dec. 31, 2009	Dec. 31, 2008
Reconciliation of Discretionary Cash Flow to Net Cash Provided By Operating Activities:

Discretionary Cash Flow	$2,758	$15,540	$30,170	$81,571
Adjustments to reconcile discretionary cash flow to net cash provided by operating activities:
Net changes in working capital	7,318	4,351	(3,153)	11,196
Net Cash Provided By Operating Activities	$10,076	$19,891	$27,017	$92,767
CONTACT:  The Meridian Resource Corporation
          Lance L. Weaver
          (281) 597-7125
          lweaver@tmrx.com
          www.tmrc.com